November 16, 2005


Mail Stop 4561

      VIA U.S. MAIL AND FAX (858) 794-1450

Martin G. Wotton
President
visionGATEWAY, Inc.
12707 High Bluff Drive
Suite 200
San Diego, CA  92130

Re:	visionGATEWAY, Inc.
	Form 10-KSB for the year ended April 30, 2005
      Filed September 13, 2005
      File No. 0-30499

Dear Mr. Wotton:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.



						Sincerely,



Linda VanDoorn
Senior Assistant Chief Accountant




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